UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) July 29, 2010

GT SOLAR INTERNATIONAL, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-34133	03-0606749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

(Address of Principal Executive Offices, including  Zip Code)

(603) 883-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of Material Definitive Agreements.

On July 29, 2010, GT Solar International, Inc. (the “Company”) terminated its $90.0 million senior credit facility with lenders for which Bank of America acted as sole administrative and collateral agent (the “Credit Facility”).  As of July 29, 2010, we had no outstanding borrowings and approximately $30 million of outstanding stand-by letters of credit under the Credit Facility.  During the term of the Credit Facility it was primarily used to issue standby letters of credit. The Company has deposited $30 million in accounts with Bank of America to cash-collateralize the standby letters of credit under the Credit Facility outstanding immediately prior to termination.  On the same date, the Company terminated its $150 million cash-collateralized letter of credit facility with Bank of America, N.A., as administrative agent (the “Cash-Collateralized Letter of Credit Facility”).  The Company had never utilized the Cash-Collateralized Letter Credit of Facility and no amounts were outstanding on July 29, 2010.

Item 3.02.  Unregistered Sales of Equity Securities

On July 29, 2010, the Company acquired Crystal Systems, Inc.  In connection with the acquisition, a portion of the consideration paid by the Company to Crystal Systems, Inc. shareholders consisted of 5,389,517 shares of Company common stock.

The exemptions claimed by the Company from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”), for the offer, sale and issuance by the Company of its common stock pursuant to the transactions described in Item 8.01 include Section 4(2) of the Act and Regulation D promulgated under the Act.

Item 8.01  Other Events.

On July 30, 2010, the Company announced that it acquired Crystal Systems, Inc.  In connection with the acquisition, the Company paid an aggregate amount of consideration to Crystal Systems, Inc.’s shareholders of approximately $24 million in cash, 5.4 million shares of Company common stock and a $21 million cash earn-out. The cash earn-out provision is based on the attainment of certain financial and technical targets.  A copy of the press release announcing the acquisition of Crystal Systems, Inc. is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on July 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT SOLAR INTERNATIONAL, INC.

/s/ Hoil Kim
Date: July 30, 2010	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary